Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:         Bill Volz, President

Kimiko Milheim, CFO

(408) 542-5400

LOGIC DEVICES REPORTS

FIRST QUARTER OF FISCAL 2004

SUNNYVALE, Calif.- (February 3, 2004) - LOGIC Devices Incorporated (Nasdaq: LOGC) today reported its results of operations for its first fiscal quarter of 2004, which ended December 31, 2003. Revenues for the first quarter of fiscal 2004 were $1,102,100, compared to $1,322,700 reported for the first quarter of fiscal 2003. The Company's reported loss declined from $725,500, or ($0.11) per share, in the first fiscal quarter of 2003, to a loss of $514,800, or ($0.08) per share, for the first quarter of fiscal 2004. The Company reported a loss of ($724,200), or ($0.11) per share, on revenues of $1,113,800 in the immediately proceeding quarter ended September 28, 2003.

"While revenues declined 17 percent year over year, they were nearly identical to the immediately proceeding quarter, leading us to believe we may have reached the bottom of the declining revenue cycle. We were able to trim our reported loss by 29 percent, based on sharply improved gross margins (36 percent in fiscal 2004 versus 18 percent in 2003) and a ten percent reduction in selling, general, and administrative expenses. We maintained our commitment to a robust product development program with R&D expenses totaling 36 percent of revenues for the quarter. We were also able to reduce inventory levels by an additional three percent during the quarter. The Company's balance sheet liquidity ratios remained strong at the end of the quarter," stated Bill Volz, president of LOGIC Devices.

"Industry conditions are improving and LOGIC has recently experienced modestly increased quoting and booking activities. However, we believe that significant increases in revenue will only be achieved when the new products, which are currently in development, begin to contribute to revenues. In the short term, at current revenue levels, it is our expectation that we will continue to narrow our losses as a result of ongoing cost control efforts," concluded Volz.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.

Established in 1983, LOGIC Devices is a fabless semiconductor manufacturer providing high-performance, function-specific integrated circuits that are utilized in smart weapons systems and in broadcast studio, medical imaging, security camera, and digital telecommunications equipment.

FINANCIAL HIGHLIGHTS (in thousands, except per share data):

Fiscal Quarter Ended
	December 31,2003	December 29, 2002

Net revenues	$ 1,102	$ 1,322
Loss from operations	$ (521)	$ (725)
Net loss	$ (515)	$ (726)
Loss per share	$ (0.08)	$ (0.11)
Basic and diluted weighted average shares	6,654,021	6,704,755